Exhibit 6.3

April 24, 2026

STRICTLY CONFIDENTIAL

FullPAC, Inc.

1206 Laskin Road, Suite 201-o

Virginia Beach, VA 23451

Attn: Travis Trawick, Chief Executive Officer

Dear Mr. Trawick:

Reference is made to that certain Placement Agency Agreement, dated as of December 8, 2025 (the “Placement Agency Agreement”), by and between FullPAC, Inc., a Nevada corporation (the “Company”), and Dawson James Securities, Inc. (“Dawson James”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Placement Agency Agreement.

Dawson James hereby grants a one-time waiver (this “Waiver”) of its rights to compensation pursuant to Sections 1.5 and 7 of the Placement Agency Agreement solely with respect to (a) a private placement, on a one-time basis, of 519,258 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a price of $5.00 per share for aggregate gross proceeds to the Company of $2,596,290 (the “Private Placement”), and (b) a concurrent secondary sale by Travis Trawick, the Company’s Chief Executive Officer (the “Seller”), of 3,196,737 shares of Common Stock beneficially owned by the Seller to accredited investors at a price of $0.10 per share, for aggregate gross proceeds to the Seller of $319,673.70 (the “Founder Share Sale” and, together with the Private Placement, the “Transactions”), in each case with the final closing of the Transactions to occur by no later than May 7, 2026.

Dawson James shall not act as placement agent or in any other agency capacity in connection with the Transactions. The Company and the Seller shall not engage or pay any compensation to any FINRA member in connection with, and no FINRA member shall participate in, the Transactions.

The Company acknowledges and agrees that the foregoing does not constitute a continuing waiver under the Placement Agency Agreement. Except as expressly set forth above, all of the terms and conditions of the Placement Agency Agreement shall continue in full force and effect after the execution of this Waiver and shall not be in any way changed, modified or superseded except as set forth herein. Notwithstanding anything to the contrary contained herein, this Waiver shall be subject to the provisions regarding governing law and miscellaneous provisions set forth in Section 9 of the Placement Agency Agreement, and such provisions are incorporated herein by this reference, mutatis mutandis.

[Signature Page Follows]

In acknowledgment that the foregoing correctly sets forth the understanding reached by Dawson James and the Company, please sign in the space provided below, whereupon this Waiver shall constitute a binding agreement as of the date indicated above.

Very truly yours,

DAWSON JAMES SECURITIES, INC.

By:	/s/ Robert D. Keyser Jr.
Name:	Robert D. Keyser, Jr.
Title:	Chief Executive Officer

Accepted and Agreed:

FULLPAC, INC.

By:	/s/ Travis Trawick
Name:	Travis Trawick
Title:	Chief Executive Officer
Date:	April 24, 2026

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